Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (the “Amendment”), dated as of January 25, 2012, to the Rights Agreement (as amended from time to time, including that certain First Amendment to Rights Agreement dated March 17, 2006, the “Rights Agreement”), dated as of November 3, 2004, between Micromet, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (as successor rights agent to Mellon Investor Services LLC) (the “Rights Agent”), is being executed at the direction of the Company.

WHEREAS, the Company, Amgen Inc., a Delaware corporation (“Parent”), and Armstrong Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will commence a tender offer for shares of common stock of the Company (the “Offer”), subject to the terms and conditions set forth in the Merger Agreement, acquire shares of common stock of the Company pursuant to the Offer and thereafter Merger Sub will merge with the Company (the “Merger”) and each remaining share of common stock of the Company will be converted into the right to receive cash consideration, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, in connection with the execution of the Merger Agreement, Parent entered into Tender and Support Agreement Agreements dated as of the date of the Merger Agreement with certain stockholders of the Company;

WHEREAS, on January 25, 2012, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, Section 26 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. Section 1.1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1.1:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Amgen Inc. (“Parent”) nor any of its Affiliates or Associates (including, without limitation, Merger Sub) shall be deemed an Acquiring Person and none of the Distribution Date, Shares Acquisition Date or Trigger Event shall be deemed to occur, in each such case, by the approval, execution, delivery or performance of the Agreement and Plan of Merger dated as of January 25, 2012, including any amendment or supplement thereto (the “Merger Agreement”) among Parent, a wholly owned subsidiary of Parent and the Company, the announcement, commencement or consummation of the Offer (including the acquisition of Common Shares) or the Merger (each as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement, including the execution of the Tender and Support Agreement Agreements (and the irrevocable proxies attached thereto), dated

1.

as of the date of the Merger Agreement between Parent and certain stockholders of the Company (the “Exempted Transactions”). For the avoidance of doubt, in no event shall the Exempted Transactions entitle or permit the holders of the Rights to exercise the Rights under this Agreement and the Rights will not separate from the Common Shares as a result of the Exempted Transactions.”

2. Section 7.1 of the Rights Agreement is hereby amended to delete the “or” immediately preceding clause (iv) and to add the following after clause (iv) “or (v) upon the acceptance of Common Shares for payment in the Offer.”

3. Except as expressly provided in this Amendment, the Rights Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without amendment thereto, and is, in all respects, ratified and confirmed.

4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

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2.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

MICROMET, INC.		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (AS SUCCESSOR RIGHTS AGENT TO MELLON INVESTOR SERVICES LLC), As Rights Agent

By:	/s/ Christian Itin, Ph.D.	By:	/s/ Paula Caroppoli
Name:	Christian Itin, Ph.D.	Name:	Paula Caroppoli
Title:	President and Chief Executive Officer	Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO RIGHTS AGREEMENT]